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                                                                    EXHIBIT 99.1


ROPER INDUSTRIES, INC. NAMES NEW CHIEF EXECUTIVE OFFICER, EXPECTS
Q4 REVENUE GROWTH OF 14%

Bogart, Georgia, November 6, 2001 ... Roper Industries, Inc. (NYSE: ROP) today announced the appointment of Brian D. Jellison as President and Chief Executive Officer and a member of the Board of Directors, effective immediately. Mr. Derrick N. Key will remain the Company's Chairman and will work closely with Mr. Jellison to continue driving the Company's disciplined growth.

Mr. Jellison joins Roper from Ingersoll-Rand, where he served as Executive Vice President with direct responsibility for more than $4 billion in revenues spread across diverse global businesses. He has a strong background in general management, marketing and operations, and a proven record of growing businesses, making and integrating acquisitions and creating shareholder value.

"Over the past ten years, Roper has grown to become a leading global manufacturer of analytical instrumentation, industrial controls and fluid handling products," said Mr. Key. "We now have an opportunity to build on that foundation and Brian has the ideal mix of leadership skills and experience to lead that charge. I will remain actively involved, working with Brian to extend Roper's proven strategies for building shareholder value."

Mr. Jellison said, "Derrick and his team have built an outstanding organization and a portfolio of businesses using a proven business model which positions the Company to weather the current economic environment and capitalize on accelerating long-term growth opportunities. I look forward to working with the Roper team to maximize the Company's potential now and in the years to come."

During his 26 years with Ingersoll-Rand and prior to serving as Executive Vice President, Mr. Jellison managed businesses from $10 million to over $1 billion of revenues. He began his career with GE as a member of their Management Program and worked 8 years in roles of increasing responsibility. Mr. Jellison has a B.S. in Business from Indiana University and an M.S. from Columbia University's Graduate School of Business.

ROPER'S GROWTH CONTINUES

The Company also announced that it anticipates revenues for its recently completed fourth quarter for the year ended October 31, 2001 to be approximately $168 million, an increase over the prior year quarter of 14%. For the full year, revenues of $590 million are expected, approximately 17% higher than 2000. The Company expects to report fourth quarter bookings of approximately $162 million as compared with $149 million for the same quarter last year, an increase of 9%.

"I am pleased with Roper's continued growth during a difficult economic environment," stated Mr. Key. "Our companies executed well during the quarter, giving us a strong finish to our tenth consecutive year of record performance. We continue to closely monitor business conditions to ensure that we remain well-positioned to respond to the opportunities provided by this challenging environment."
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MEETINGS IN NEW YORK AND BOSTON ON NOVEMBER 7

Mr. Jellison and Mr. Key will be making a short presentation to investors in New York and Boston tomorrow. For more information or to register for the meetings, please call Amanda Collins or Theresa Allison at +1 (706) 369-7170. The New York meeting audio will also be available on a conference call for those unable to attend in person. A copy of the presentation is available on the Company's web site at www.roperind.com/profile.htm.
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INVESTOR CONFERENCE PRESENTATION

The Company expects to release additional preliminary information for fiscal 2001 results prior to presenting at the Robert W. Baird & Co.'s 31st Annual Industrial Technology Conference at the Four Season's hotel in Chicago, Illinois on Tuesday, November 13, 2001. A copy of the presentation will be available at the Company's website at www.roperind.com/profile.htm.
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For additional information on Roper Industries, and to register to receive
Company press releases via e-mail, visit the Company's website at www.roperind.com.
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The information provided in this news release, in Company filings with the
Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2000, and in other press releases and public disclosures contains forward-looking statements about the Company's businesses and prospects as to which there are numerous risks and uncertainties which are generally beyond the Company's control. Some of these risks include the level and timing of future business with Gazprom and other Eastern European customers and their ability to obtain financing, changes in interest and exchange rates, market conditions including the duration and extent of the current economic slowdown, continued success of the Company's cost reduction efforts, the future operating results of the newly acquired companies and consequences stemming from the September 11, 2001 terrorist activities in New York and Washington, D.C. There is no assurance that these and other risks and uncertainties will not have an adverse impact on the Company's future operations, financial condition, or financial results. Roper does not undertake any obligation to update any forward-looking statements.

Roper Industries, Inc. is an international manufacturer of fluid handling, industrial controls and analytical instrumentation products.

Contact:  Christopher M. Hix
          Director of Investor Relations
          +1 (706) 369-7170
          investor_relations@roperind.com